Exhibit 4.4

ATRIN PHARMACEUTICALS, LLC

AMENDMENT NO. 1 TO THE 2016 AMENDED AND RESTATED EQUITY COMPENSATION PLAN

February 2, 2022

WHEREAS, Atrin Pharmaceuticals, LLC, a Pennsylvania limited liability company (the “Company”) maintains its 2016 Amended and Restated Equity Compensation Plan (the “Plan”);

WHEREAS, the Board of Managers of the Company (the “Board”) and the members of the Company have approved the Plan of Conversion whereby the Company will convert to Atrin Pharmaceuticals, Inc., a Delaware corporation (the “Conversion”);

WHEREAS, Section 3(c) of the Plan permits adjustments to the number or kind of Units (as defined in the Plan);

WHEREAS, the Operating Agreement (as defined in the Plan) refers to any successor agreement thereto;

WHEREAS, pursuant to the Conversion, the Company’s Units (as defined in the Plan) will convert to shares of common stock of Atrin Pharmaceuticals Inc.;

WHEREAS, pursuant to the Conversion, the Company’s Operating Agreement (as defined in the Plan) was amended and restated into that certain Stockholders’ Agreement by and among the Company and the stockholders named therein; and

WHEREAS, the Board has determined that pursuant to the Conversion, it is in the best interest of the Company and its Members to amend the Plan, and contingent and effective upon the consummation of the Conversion do hereby amend such Plan as follows, in accordance with the provisions of Sections 13 and 3(c) thereof.

NOW, THEREFORE:

1.	All references to “Company” shall now refer to Atrin Pharmaceuticals Inc.

2.	All references to “Units” shall be deleted and replaced and with “Shares.”

3.	All references to “Common Units” shall be deleted and replaced with “Common Stock.”

4.	All references to “Atrin Pharmaceuticals, LLC” shall be deleted and replaced with “Atrin Pharmaceuticals Inc.”

5.	All references to “Operating Agreement” shall be deleted and replaced with “Stockholders’ Agreement by and among the Company and the stockholders named therein, dated as of February 2, 2022 (as may be amended or replaced from time to time).”

In all other respects, the Plan shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, and as evidence of the adoption of the amendment set forth herein, the Company has caused this instrument to be executed as of the date first written above.

ATRIN PHARMACEUTICALS, LLC

By:	/s/ Oren Gilad
	Name:	Oren Gilad
	Title:	Chief Executive Officer